TEMPUR-PEDIC REPORTS RECORD FIRST QUARTER 2011 SALES AND EARNINGS
– Reports EPS of $0.68

LEXINGTON, KY, April 21, 2011 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced financial results for the first quarter ended March 31, 2011. The Company also confirmed financial guidance for 2011.

Financial Summary

•	Earnings per diluted share (EPS) were $0.68 in the first quarter of 2011 as compared to $0.44 in the first quarter of 2010. The Company reported net income of $48.3 million in the first quarter of 2011 as compared to $33.1 million in the first quarter of 2010.

•	Net sales increased 28% to $325.8 million in the first quarter of 2011 from $253.9 million in the first quarter of 2010. Net sales in the North American segment increased 37%, while International segment net sales increased 11%. On a constant currency basis, International segment net sales increased 8%.

•	Mattress sales increased 29% globally. Mattress sales increased 36% in the North American segment and 12% in the International segment. On a constant currency basis, International mattress sales increased 10%. Pillow sales increased 13% globally. Pillow sales increased 24% in North America and 3% Internationally. On a constant currency basis, International pillow sales were unchanged.

•	Gross profit margin was 52.3% as compared to 49.2% in the first quarter of 2010. The gross profit margin increased as a result of improved efficiencies in manufacturing, favorable product mix and fixed cost leverage related to higher production volumes, partially offset by geographic mix.

•	Operating profit margin was 23.1% as compared to 20.6% in the first quarter of 2010. The increase was driven by improved gross profit margin partially offset by increased marketing investments.

•	The Company generated $55.7 million of operating cash flow in the first quarter of 2011 as compared to $23.3 million in the first quarter of 2010.

Share Repurchase Program
During the first quarter of 2011, the Company purchased 1.32 million shares of its common stock at an average price of $47.35 for a total cost of $62.5 million. As of March 31, 2011, the Company had $137.5 million available under its existing share repurchase authorization.

Financial Guidance
The Company confirmed its full year 2011 guidance for net sales and earnings per share. It currently expects net sales for 2011 to range from $1.31 billion to $1.36 billion. It currently expects EPS for 2011 to range from $2.80 to $2.95 per diluted share. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control. The Company noted its EPS guidance does not assume any benefit from a potential further reduction in shares outstanding related to its share repurchase program.

Conference Call Information
Tempur-Pedic International will host a live conference call to discuss financial results today, April 21, 2011 at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempurpedic.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations for building on its 2010 performance in 2011, and for net sales and earnings per share for 2011. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to expand brand awareness, distribution and new products in international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR(R) pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Senior Vice President
Tempur-Pedic International
800-805-3635

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per common share amounts)

	Three Months Ended
	March 31,
	2011	2010	Chg%
Net sales	$325,838	$253,889	28%
Cost of sales	155,528	129,080
Gross profit	170,310	124,809	36%
Selling and marketing expenses	64,370	46,231
General, administrative and other expenses	30,660	26,288
Operating income	75,280	52,290	44%

Other expense, net:
Interest expense, net	(2,539)	(3,189)
Other (expense)/income, net	(603)	68
Total other expense	(3,142)	(3,121)

Income before income taxes	72,138	49,169	47%
Income tax provision	23,878	16,021
Net income	48,260	33,148	46%

Earnings per common share:
Basic	$0.70	$0.45
Diluted	$0.68	$0.44
Weighted average common shares outstanding:
Basic	68,565	73,313
Diluted	70,871	75,678

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$59,360	$53,623
Accounts receivable, net	134,407	115,630
Inventories	71,716	69,856
Prepaid expenses and other current assets	22,932	18,646
Deferred income taxes	12,903	13,725
Total Current Assets	301,318	271,480
Property, plant and equipment, net	161,076	159,807
Goodwill	213,212	212,468
Other intangible assets, net	67,737	68,745
Other non-current assets	3,169	3,503
Total Assets	$746,512	$716,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$65,332	$48,288
Accrued expenses and other current liabilities	81,275	85,469
Income taxes payable	22,423	12,477
Total Current Liabilities	169,030	146,234
Long-term debt	395,000	407,000
Deferred income taxes	30,866	32,315
Other non-current liabilities	4,434	4,421
Total Liabilities	599,330	589,970
Total Stockholders’ Equity	147,182	126,033
Total Liabilities and Stockholders’ Equity	$746,512	$716,003

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$48,260	$33,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,341	7,585
Amortization of stock-based compensation	2,729	2,411
Amortization of deferred financing costs	173	173
Bad debt expense	670	576
Deferred income taxes	(962)	1,776
Foreign currency adjustments and other	(442)	(844)
Changes in operating assets and liabilities	(3,044)	(21,505)
Net cash provided by operating activities	55,725	23,320

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and other	(5,044)	(2,758)
Net cash used by investing activities	(5,044)	(2,758)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	11,000	129,336
Repayments of long-term revolving credit facility	(23,000)	(33,749)
Proceeds from issuance of common stock	16,717	8,308
Excess tax benefit from stock based compensation	7,953	1,289
Treasury shares repurchased	(61,107)	(100,000)
Net cash (used) provided by financing activities	(48,437)	5,184

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	3,493	(1,366)
Increase in cash and cash equivalents	5,737	24,380
CASH AND CASH EQUIVALENTS, beginning of period	53,623	14,042
CASH AND CASH EQUIVALENTS, end of period	$59,360	$38,422

Summary of Channel Sales

The Company generates sales through four distribution channels: retail, direct, healthcare and third party.  The retail channel sells to furniture, specialty and department stores globally.  The direct channel sells directly to consumers and through company-owned stores.  The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers.  The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

In our International segment certain of our subsidiaries sell directly through company-owned stores. Until recently these sales have been an immaterial amount and were reported through our Retail channel. In 2011, and consistent with our growth initiatives, we are reporting company-owned stores in the International segment within the Direct channel. Prior period amounts have been reclassified to conform to the 2011 presentation of Net sales, by channel and by segment. These changes do not affect previously reported International segment Net sales totals.

On April 1, 2010, the Company purchased its third party distributor in Canada. Accordingly, net sales in the Canadian market are reported in the appropriate channels within the North American segment. As Canada represented essentially all sales through the North American third party channel, the Company no longer reports third party sales in this segment.

The following table highlights net sales information, by channel and by segment:

(In thousands)
	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2011	2010	2011	2010	2011	2010
Retail	$284,430	$211,899	$208,148	$143,217	$76,282	$68,682
Direct	23,190	17,455	17,960	14,555	5,230	2,900
Healthcare	8,997	9,898	2,895	3,438	6,102	6,460
Third Party	9,221	14,637	—	5,343	9,221	9,294
	$325,838	$253,889	$229,003	$166,553	$96,835	$87,336

Summary of Product Sales

The following table highlights net sales information, by product and by segment:

(In thousands)
	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2011	2010	2011	2010	2011	2010
Mattresses	$217,336	$169,071	$159,445	$117,386	$57,891	$51,685
Pillows	34,712	30,746	17,589	14,129	17,123	16,617
Other	73,790	54,072	51,969	35,038	21,821	19,034
	$325,838	$253,889	$229,003	$166,553	$96,835	$87,336

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income and Funded debt to Total debt
Non-GAAP Measures
(In thousands)

The Company provides information regarding Adjusted EBITDA and Funded debt which are not recognized terms under U.S. GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to Net income as a measure of operating performance or Total debt. A reconciliation of Adjusted EBITDA to the Company’s Net income and a reconciliation of Funded debt to Total debt are provided below. Management believes that the use of Adjusted EBITDA and Funded debt provides investors with useful information with respect to the terms of the Company’s credit facility.

Reconciliation of Net income to Adjusted EBITDA

The following table sets forth the reconciliation of the Company’s reported Net income to the calculation of Adjusted EBITDA for each of the three months ended June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011, as well as the twelve months ended March 31, 2011:

	Three Months Ended				Twelve Months Ended
	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	March 31, 2011
GAAP Net income	$33,506	$44,198	$46,292	$48,260	$172,256
Plus:
Interest expense	3,786	4,068	3,458	2,539	13,851
Income taxes	16,485	19,324	21,890	23,878	81,577
Depreciation & Amortization	11,049	10,778	12,146	11,070	45,043
Other (1)	202	—	—	—	202
Adjusted EBITDA	$65,028	$78,368	$83,786	$85,747	$312,929

(1) Includes professional costs incurred in connection with the acquisition of the Company’s Canadian distributor, which closed on April 1, 2010. In accordance with the Company’s credit facility, this amount is excluded from the calculation of Adjusted EBITDA for purposes of calculating compliance with the ratio of Funded debt to Adjusted EBITDA.

Reconciliation of Funded debt to Total debt

The following table sets forth the reconciliation of the Company’s reported Total debt to the calculation of Funded debt as of March 31, 2011:

As of
March 31, 2011
GAAP basis Total debt	$395,000
Plus:
Letters of credit outstanding	13,561
Funded debt	$408,561

Calculation of Funded debt to Adjusted EBITDA

As of
March 31, 2011
Funded debt	$408,561
Adjusted EBITDA	312,929
1.31 times